EXHIBIT 99.1

Salt Lake City, Utah ‑Utah Medical Products, Inc. (Nasdaq: UTMD) announces that its Board of Directors approved a quarterly cash dividend of twenty-eight cents ($.28) per share of common stock payable on January 3, 2020 to shareholders of record at the close of business on December 13, 2019. This is a 2% increase over the prior quarterly cash dividend.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over a hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.